EXHIBIT 99.1

TOR Minerals Announces Fourth Quarter and Year End 2007 Financial Results

CORPUS CHRISTI, Texas, February 28, 2007-- TOR Minerals International (NASDAQ: TORM), producer of synthetic titanium dioxide pigments, specialty aluminas, and other high performance mineral fillers today announced its financial results for the year ended December 31, 2006.  The company reported a net income available to common shareholders of $33,000, or $0.00 per diluted share, for the year ended December 31, 2006 on net sales of $26,079,000 during 2006.  This compares with net income available to common shareholders of $423,000, or $0.05 per share, on net sales of $32,669,000 for the year ended December 31, 2005.

Net sales for the fourth quarter ended December 31, 2006, was $5,355,000 compared to $10,086,000 during the fourth quarter ended December 31, 2005.  The net loss available to common shareholders was $275,000, or ($0.04) per diluted share, for the fourth quarter of 2006 compared to a net loss of $2,000, or ($0.00) per share, for the fourth quarter of 2005.

The decrease in fourth quarter net sales was a result of several factors.  Fourth quarter HITOX® sales declined 23% year-over-year as order rates were lower than normal from U.S. paint and plastic customers.  In addition, HITOX sales comparisons were made difficult due to stronger than normal purchases during the fourth quarter of 2005 related to Hurricanes Rita and Katrina.  Specialty alumina sales declined 57% during the fourth quarter, primarily as a result of the non renewal of a single alumina customer contract. Specialty alumina sales for the quarter exceeded the prior year by 15%, excluding this customer in the comparison. Finally, the company had no meaningful sales of synthetic rutile during the fourth quarter, versus approximately $1.8 million in sales during the same quarter last year.

Dr. Olaf Karasch, CEO of TOR Minerals said, "Despite losing a significant piece of business at the beginning of 2006, we were able to post a modest profit by rationalizing our infrastructure and improving operational efficiencies.  HITOX sales grew 8% during 2006, led by an increase in sales to European, Asian and Central and South American customers.  During 2006, sales of ALUPREM specialty alumina grew $828,000 in Europe primarily due to an increase in our European customer base."

Dr. Karasch continued, "Looking forward, we are optimistic about both our specialty alumina and HITOX businesses.  We believe the addressable market for HITOX in Europe, Asia and Central and South America is at least the size of our U.S. market and represents a significant growth opportunity for TOR Minerals.  In addition, we expect sales growth to come from customers' continued interest in existing grades of HITOX and our efforts to develop new HITOX products for new applications, worldwide."

"Also, we recently announced a major purchase order for our specialty alumina product, which will begin contributing sales during the first quarter of 2007.  Combined with other growth opportunities, we expect our specialty alumina business to grow at double-digit rates and be the largest contributor to profitability during 2007."

TOR Minerals will host a conference call at 4:00 p.m. Central Time on February 28, 2007 to further discuss fourth quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the company's website at www.torminerals.com.

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, The Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties.  There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
David Mossberg
Beacon Street Group, LLC
(817) 310-0051

Tables Follow

TOR Minerals International, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
NET SALES	$5,355	$10,086	$26,079	$32,669
Cost of sales	4,547	8,521	20,939	26,318
GROSS MARGIN	808	1,565	5,140	6,351
Technical services and research and development	54	72	239	376
General, administrative and selling expenses	928	1,140	4,160	4,506
(Gain) loss on disposal of assets	1	-	1	(12)
OPERATING INCOME (LOSS)	(175)	353	740	1,481
OTHER INCOME (EXPENSE):
Interest income	2	-	17	10
Interest expense	(148)	(123)	(547)	(412)
Loss on foreign currency exchange rate	(81)	(13)	(135)	(125)
Other, net	20	-	20	-
INCOME (LOSS) BEFORE INCOME TAX	(382)	217	95	954
Income tax expense (benefit)	(122)	204	2	471
NET INCOME (LOSS)	$(260)	$13	$93	$483
Less: Preferred Stock Dividends	15	15	60	60
Income (Loss) Available to Common Shareholders	$(275)	$(2)	$33	$423

Income (loss) per common share:
Basic	$(0.04)	$(0.00)	$0.00	$0.05
Diluted	$(0.04)	$(0.00)	$0.00	$0.05
Weighted average common shares outstanding:
Basic	7,839	7,825	7,836	7,812
Diluted	7,839	7,825	7,873	8,129

TOR Minerals International, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except per share amounts)

	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$896	$1,280
Trade accounts receivable, net	3,593	3,859
Inventories	10,949	7,286
Other current assets	555	300
Total current assets	15,993	12,725
PROPERTY, PLANT AND EQUIPMENT, net	20,034	19,535
GOODWILL	1,927	1,729
OTHER ASSETS	57	46
	$38,011	$34,035

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,036	$1,879
Accrued expenses	2,062	1,747
Notes payable under lines of credit	811	262
Current deferred tax liability	401	-
Current maturities - Capital Leases	65	55
Current maturities of long-term debt - Financial Institutions	580	652
Current maturities of long-term debt - Related Parties	400	500
Total current liabilities	6,355	5,095
LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES
Capital Leases	254	286
Long-term debt - Financial Institutions	2,835	2,949
Notes payable under lines of credit	3,525	2,225
DEFERRED TAX LIABILITY	213	528
Total liabilities	13,182	11,083
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Series A 6% convertible preferred stock $.01 par value: authorized, 5,000 shares; 200 shares issued and outstanding at 12/31/06 and 12/31/05	2	2
Common stock $.25 par value: authorized, 10,000 shares; 7,839 and 7,827 shares issued and outstanding at 12/31/06 and at 12/31/05, respectively	1,960	1,957
Additional paid-in capital	22,652	22,467
Accumulated deficit	(2,600)	(2,633)
Accumulated other comprehensive (loss) income:
Unrealized gain (loss) on derivatives	81	(107)
Cumulative translation adjustment	2,734	1,266
Total shareholders' equity	24,829	22,952
	$38,011	$34,035